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                                     EX-99.2
                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., September 21, 2001 -- Komag, Incorporated (OTC: KMAG), the largest independent producer of media for disk drives, today announced that it is filing a Plan of Reorganization with the Bankruptcy Court overseeing the company's chapter 11 reorganization case. The plan has the support of holders of approximately $265 million, or more than half, of the company's estimated outstanding debt. This group includes Komag's senior lenders, Western Digital Corporation ("WDC") and the Citadel Investment Group.

"We have worked hard with our lenders and other creditors to craft a plan that we believe is reasonable and fair to all of the company's stakeholders," said T.H. Tan, Komag, chief executive officer. "It is our intention to pursue confirmation of this plan as expeditiously as possible. Each of our stakeholders will be best served by a rapid completion of the chapter 11 process. I am particularly pleased by WDC's support. As our largest customer, we are counting on a continued strong relationship to build the foundation for our business when we emerge from chapter 11. As we have stated earlier, Komag has leading technology, significant capable manufacturing capacity, low costs and solid customer relationships. With a restructured balance sheet we will be poised to return the company to health as our industry rebounds."

The Bankruptcy Court will hold a hearing regarding adequacy of information in the Disclosure Statement filed with respect to the plan on October 23, 2001. If the Court approves the Disclosure Statement, Komag will send copies of the Disclosure Statement and the plan to all of its creditors and shareholders shortly after that date.

About Komag:

Founded in 1983, Komag is the world's largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its U.S. R&D centers with its world-class Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag creates extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as peer-to-peer servers, digital video recorders and game boxes.

For more information about Komag, visit Komag's Internet home page at http://www.komag.com or call Komag's Investor Relations 24-hour Hot Line at 888-66-KOMAG or 408-576-2901.

Forward Looking Statements

This press release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the company's current judgment and include, but are not limited to, future sales, acceptance and confirmation of a plan of reorganization, and the company's emergence from chapter 11. The company's actual results for future periods could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, the company's chapter 11 filing, variability in demand for and average selling price of disks, the impact of demand variation on factory utilization, the company's ability to achieve its operating yield, cost and profitability targets, the company's ability to satisfy customer qualification requirements, and the other factors described in the company's reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.